Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER AND YEAD ENDED MARCH 31, 2022

CONFERENCE CALL TRANSCRIPT

MAY 9, 2022 AT 4:30 P.M. ET

Operator

Welcome to PetMeds’ conference call to review the financial results for the fourth quarter and fiscal year end March 31, 2022. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question-and- answer session, at that time if you have a question, please press the one followed by the four on your telephone. If at any time during the conference you need to reach an operator, please press star zero. At the request of the Company, this conference call is being recorded. Founded in 1996, PetMeds is your trusted pet health expert and America’s most trusted pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the customer. PetMeds’ markets its products through national advertising campaigns, which direct customers to order online or by phone and which are intended to increase the recognition of the PetMeds brand name. PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom

Thank you. And I’d like to welcome everybody here today. I would also like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results could differ materially from those projected. The Company undertakes no obligation to update these statements based on subsequent events. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce our CEO and President, Matt Hulett.

Matt Hulett

Thanks, Bruce. Good afternoon and thank you for joining us. This earnings call is the eight-month mark since I started as the new CEO and President of PetMeds. Throughout this time, I remain committed to clarity and transparency with investors and key stakeholders as to the progress of our strategic transformation. To be clear, PetMeds pioneered the online pet prescription business over 26 years ago and that is a legacy of which everyone at PetMeds is very proud. However, in recent years, growth has slowed, and outside of a significant 2020 uptick in sales related to the pandemic, our leadership position has slipped. I continue to believe the PetMeds is a terrific company with a talented and dedicated workforce serving a large and loyal customer base. During today’s earnings call, we will share with you some early indications regarding the stabilization of our core business an articulation of our new strategy and tangible evidence of operating progress towards the execution of that new strategy. I reiterate that my commitment is to be open and transparent as to how we are engineering the transformation of this iconic company. Today, I’m going to divide my prepared remarks between our core prescription business and our pet health expert strategy, with more time spent on the latter, including some specific steps we have already taken towards executing on this broader strategy.

I have a number of key points I want to communicate to you today. So for clarity. I’ve organized them into three themes. The first theme is the stabilization of the core business where the significant revenue declines, we’ve experienced over the past year, have begun to moderate. For example, our revenue in the fourth quarter decreased 7.9% year-over-year compared to a decrease of 12.7% for the preceding nine-month period. While January and February had revenue declines in the low single digits, weather in March had a more material impact on our quarter. Specifically, a cooler March in much of the country delayed the start of the flea and tick season, a season which normally represent a ramp-up in customer demand for us, leading to a slower-than-expected final month of the quarter. We expect sales in this category to rebound, as higher temperatures return to much of the country and stimulate a more normal flea and tick and heartworm medication demand from pet parents. Based on historic customer purchase patterns, we expect that the sales impact for this year will be a delay to the start of these seasonal sales rather than a compression or loss of sales over the course of this summer. Adjusted EBITDA for the fourth quarter exceeded our expectations by being down only 8.4%, as compared to the 31% decrease reported for the third quarter. Bruce will cover this in more detail, but we achieved these results despite double-digit percent increases in general and administrative expenses year-over-year due to purposeful investments in headcount and infrastructure to stimulate and support our future growth.

Exhibit 99.1 Page 1 of 11

Notably, we kept our variable marketing spend relatively flat year-over-year. As you may recall, last quarter we had a test-and-learn quarter that resulted in unexpected inefficiency in our marketing spend. We have now settled into a good place with our marketing operations. We are actively testing our key customer learnings from last quarter and remain laser-beam focused on activities to grow our new customer number. While we have not fully cracked the code on new customer growth, we are executing on several strategic steps, having just started our new customer segmentation strategy, and recently bringing our new team members, like our new Chief Marketing Officer.

The second theme is the acceleration of our subscription business. Today, I’m pleased to report that as of the month of March, 37% of our revenue is recurring revenue derived from our AutoShip & Save subscription program. This is a whopping 41% increase from the previous quarter. As mentioned in our last earnings call, we are introducing two new metrics that are strategically important as our business evolves into a subscription e-commerce business. As a result of this evolution, over time we expect to see an increase in our LTV (life-time value), as the subscription program creates a more reliable recurring revenue stream from our customers. Our new customer count for the quarter is approximately 66,000 and our LTV to CAC (customer acquisition cost) for the quarter is 2.5X. The new customer count is calculated using the more specific definition of new customers as being those who have not previously purchased from us within the past three years. As I mentioned earlier, we believe LTV to CAC is a more meaningful measure of the marketing value creation versus using our traditional ROAS (return on advertising spend) metric. We expect to see that LTV to CAC number grow as we migrate more of our returning customers to our AutoShip subscription program and expand the basket size or average order value over the life of our customers.

The final theme is the rapid acceleration of our pet health expert strategy with the first building block of the strategic pillar being telemedicine. On April 19, we announced our initial deployment of an investment in partnership strategy that greatly accelerates our experts in pet health strategy. You may recall on that date, we announced an exclusive partnership with the fastest growing and industry leading telemedicine platform, Vetster. This is the exciting first of many transactions that will build the strategic pillar of our expert pet health strategy. I hinted at telemedicine during our last call, and to enter this space we delivered a novel approach to capital allocation that I will talk about a bit later on this call.

Now let us dive deeper into the details with the presentation material. As always, we like the future pictures of our customers’ and employees’ pets in our slide decks. You will see in many original pictures throughout this presentation. In fact, this slide features my dog, Harry, a PetMeds customer since he was eight weeks old.

Let us start with a look at the current market and a perspective on the overall opportunity. As we covered in our previous earnings calls, PetMeds operates in a very large and growing addressable market. The U.S. pet market is over $100 billion in annual sales, and it is expected to reach $120 billion by 2024. The addressable pet medication market where we participate today is approximately $10 billion and growing rapidly. We are actively working on improving our core business that has been on the decline, while also setting our sights on expanding our addressable market into the broader wellness market, which is estimated to be over $30 billion.

Today, we are one of the leading pet pharmacies. PetMeds is also an important part of the strategy of many of the pet platforms and players in the industry. Additionally, what I’ve learned over these months since I started the business, there are not many trusted online prescription providers for these pet platforms and players to partner with, which puts us in an enviable position. Our core asset and demonstrated competency around prescriptions will enable us to move much more quickly to execute on our broader pet health expert strategy as I will elaborate on in a moment. Not only are we operating in a large addressable market, but we also operate in a market that is growing with underlying behavioral trends that are favorable to digital retailers. U.S. household pet ownership has increased over time, and today, seven out of ten US households have a pet. COVID has accelerated this trend and now more than ever, pet parents are keenly attuned to the health needs of their pets.

In a post-COVID world, those pet parents are going to need and will seek out health and wellness care provided by a trusted brand. I believe PetMeds is uniquely positioned to take advantage of this trend. Consumers also now expect everything to be real-time, fast and digital, a trend which has impacted every industry. As we’ve seen in other digital e-commerce verticals, the ongoing move towards digitization of retail is accelerating.

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Today, our addressable market is largely dominated by offline sales, but we see the growing trend to purchase online as very favorable to us. Pet parents see their pets as an extension of their own families, and they are increasingly demanding more healthy pet care options. We see this is a positive trend for PetMeds and an opportunity for growth. Similarly, aligned with the trends in human health, pet parents are thinking through the entire spectrum of their pet’s care, from diet to veterinary services, and from infancy through old age, as well as re-examining the channels through which they access those products and services.

Lastly, the pandemic accelerated the increasing trend for the digitization of healthcare. Specifically in the pet market, regulations related to in-person veterinary visits and prescription fulfilment were temporarily waived for the first time during COVID and these services moved online in unprecedented ways. As I mentioned in our previous earnings call, our team has spent a considerable amount of time conducting research with the industry generally, as well as specifically with pet parents. As I noted earlier, in April, we announced an important strategic partnership and investment in pet telemedicine with Vetster. With this groundbreaking partnership, we believe we are enabling the first mainstream pet telemedicine platform, and the one that will prove to be an accelerator of widespread adoption of pet telemedicine. It’s been over a decade where PetMeds has many first and fast mover and my commitment is that we will continue to do so.

During the last earnings call, we discussed some key PetMeds differentiators. I want to reiterate those, because they are important, and I believe they provide a real edge for our company’s transformation. First, our brand is both widely known and trusted. Our own market research indicates that 55% of U.S. pet parents are aware of the PetMeds brand. Having a strong brand takes years to develop and our customers look to PetMeds as their trusted pharmacy and pet medication experts.

Second, we have a strong operational and quality efficiency as a pharmacy. Our customer care integration with our pharmacy is world-class, which ensures that customers get their products delivered quickly and accurately. Additionally, our vet partners receive quality service delivered through our vet platform. We will be looking to expand our vet network and provide enhanced service to them with new technology delivered through our partnership with Vetster. Our deep experience with the vet community is a significant competitive advantage. As we discussed in our last earnings call, we currently have one of the largest direct-to-consumer vet networks in the online retail space with over 70,000 veterinarians that we’ve worked with over the Company’s history.

Currently, our online vet portal has 17,000 active veterinarians and vet clinics. As I’ve said in earlier earnings calls, this is a core capability and a unique asset because it enabled us to expand our fulfilment capability as we scale our business. Our intent is to drive incremental revenue through a powerful platform offered to our vet partners in the near future. Unlike other online players, we don’t view vets as competitors for revenue, we view vets as partners in jointly providing a greater array of pet health services to pet parents. To that end, we will continue working together holistically to improve vet’s ability to care for pets.

Because of our industry leading service relationships with vets, our prescription medication authorization rates are the highest they’ve ever been, which speaks volumes to the level of veterinary cooperation we receive on a daily basis. Ultimately, we believe if we help vets, the profits for both the vet and for PetMeds will follow. Our pet pharmaceutical category expertise is something that I view as a towering spring. Many retailers can sell dog food, but few can provide medication and sound advice at scale. As I’ve said before, being a differentiated pet medication provider allows PetMeds to excel in our health and wellness offerings and continue to be viewed as pet health experts, especially as the market continues to become even more competitive.

PetMeds currently enjoys a close and strategic bond with our many supply partners and those relationships have developed over time to become even more strategic. We have direct relationships with all of our major suppliers, and we work together closely to effectively market their products to our customer base. Our customer service and overall customer centricity ethos permeates our culture and its demonstrated throughout our team. We provided 100% satisfaction guarantee to our customers, and we go the extra mile for our customers with truly empathetic and expert service. We don’t just have a transactional interaction with our customers, we have built trusting genuine relationships. Our customers view PetMeds as a trusted pet health expert, and we take that responsibility seriously.

I recently had the pleasure of listening to a phone interaction from loyal customer; here is what they had to say, “I just want to complement the two people that I spoke with. I called from the parking lot of the emergency clinic, which is open night and weekends. I told PetMeds about my situation. The representative that I talked to named Cindy bent over backwards to get this prescription to me the next day before the hospital even opened Monday morning. And then I called later that day to make sure that I could get the medication. I spoke to Gus, and I explained the situation and how I had to have this medication.

Exhibit 99.1 Page 3 of 11

And he said, I’m going to make sure that it’s in the mail for you. They were both absolutely wonderful. I can’t thank you guys enough. They were just fantastic and so sympathetic, and they understood how I was feeling. It’s kind of a cultural rehab. You’re not selling at PetMeds. This is not like buying food or music. These are our pets, and when they are sick, they are in real need. This is important.”

Cindy and Gus are perfect examples of our employees’ dedication to our customers and their pet’s well-being, and I’m delighted to share this story and recognize them for their exemplary customer service.

PetMeds has historically been a somewhat low growth yet high dividend-based company. We are intent, however, upon becoming a higher growth company and believe we are in a great position to do that. PetMeds is profitable with a pristine balance sheet. We do not have any debt, we have approximately $111 million in cash and cash equivalents as of March 31, 2022, and we are cash flow positive. PetMeds is moving much of our business from a transactional direct-to-consumer model to a subscription business. Subscription businesses are clearly compelling business models due to their predictable and stable recurring cash flows. As I mentioned at the beginning of the call, we ended the month of March with approximately 37% of our customers enrolled in ordering via our AutoShip & Save subscription program, and we anticipate that this number will continue to rise.

We continue to have a large base of returning customers, which is an indication of the quality of service and the value that we deliver. We are fortunate to have a large base of over 2 million pet parents that have purchased from us over the last two years. We have over 26 years of experience as a pure-play pet pharmacy, fully licensed in 50 states, delivering outstanding service and value. This domain experience is what I would call the more complicated part of the pet ecosystem, which make our progression in the other segments much easier. Our customers just love our brand and service. Our NPS score is over 80, which puts us in the upper quartile, along with some of the most beloved brands in the world.

Now I’d like to have Bruce review our financials for the quarter.

Bruce Rosenbloom

Thanks, Matt.

During the review of our financial results, we will compare our fourth fiscal quarter, which ended on March 31, 2022, to last year’s quarter that ended on March 31, 2021. I would also like to highlight that we introduced new non-GAAP financial metrics last quarter, adjusted EBITDA and adjusted EBITDA per share. We decided to include these new metrics because they are key measures used by management and by our Board to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Adjusted EBITDA and adjusted EBITDA per share provide a more accurate picture of our underlying profitability and also highlight the more recent increases in non-cash stock-based compensation.

Throughout our most recent fiscal year, we faced a unique situation comparing two totally different environments between 2020 pandemic and 2021, mostly post pandemic. As we move forward into our first full fiscal year, the year ending March 31, 2023, with our new marketing partnerships, agencies and processes, and with many of our highlighted initiatives firmly in place, we expect to be much more efficient with our variable marketing spend with improved results. For the current year, fourth quarter sales were $66.0 million compared to sales of $71.7 million for the same period the prior year, a decrease of 7.9%. While we were disappointed with the overall sales results for the quarter compared to the prior year, we were encouraged by the sales trends we saw in January and February, which were only down in the low single digits. However, as Matt mentioned earlier, as a result of colder weather in the spring, we saw a delay in the flea/tick and heartworm season, resulting in a decrease in demand for flea/tick and heartworm control products in the month of March. In contrast, in the prior year, season started in early March.

A positive trend to highlight for the quarter was the continued growth of our AutoShip & Save subscription program. Approximately 37% of our revenue in the month of March was generated from our AutoShip & Save subscription program, with some of our more popular brands exceeding 41%, reflecting the alignment of our discount promotional offers, which required enrolment in the AutoShip program. Growing our subscription revenue is one of our main priorities in fiscal 2023 and we expect to see stronger reorder sales as our AutoShip revenue continues to grow.

During the quarter, we saw decreases in both new orders and reorder sales. New order sales are obviously one area that needs improvement and we’re actively deploying new thinking and initiatives around re-energizing new customer growth.

Exhibit 99.1 Page 4 of 11

New order sales decreased by 35% to $4.9 million for the quarter compared to $7.4 million for the same quarter the prior year. We acquired approximately 53,000 new customers in our fourth fiscal quarter ended March 31, 2022, compared to 88,000 for the same period the prior year.

Reorder sales decreased by 4.8% to $61.1 million for the quarter ended March 31, 2022, compared to reorder sales of $64.2 million for the same quarter the prior year. For the full year, reorder sales decreased by 8.2% to $250.4 million compared to $272.6 million for the prior year. With the increasing AutoShip subscription adoption rate, we will see more opportunities to continue to build our relationship with our loyal customer base. We will also work to continue to improve our reorder sales by marketing to our loyal customer base with increased product offerings and services.

For the fourth fiscal quarter, our gross profit as a percentage of sales was 29.4% compared to 28.6% for the same period a year ago. This percentage increase was due to some of our major manufacturers shifting their funding from cooperative marketing rebates to discounting product costs and also the funding of discount promotions related to AutoShip. There may be an opportunity to improve gross margins in fiscal 2023 if the shift to prescription medications continues and we can grow future sales without the reliance of price promotions.

Net income was $6.1 million or $0.30 diluted per share, for the fourth quarter of fiscal 2022 compared to $6.8 million, or $0.34 diluted earnings per share, for the same quarter last year, reflecting a decrease to net income of 11%. Net income during the quarter was also aided by two tax benefits: a $196,000 state tax rebate related to 2020 and $131,000 state rate reduction in 2021, which was recognized in the March quarter.

Adjusted EBITDA for the March quarter was $9.5 million, or $0.47 on a diluted basis, compared to $10.4 million, or $0.52 on a diluted basis, for the same quarter last year, reflecting a decrease to adjusted EBITDA of 8.4%. Adjusted EBITDA and adjusted EBITDA per share add back certain non-cash expenditures including stock compensation, interest income and expense, income taxes, depreciation and amortization. Again, adjusted EBITDA and adjusted EBITDA per share are non-GAAP key measures used by management and our Board to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We will continue to disclose this financial measure in our future filings.

As Matt mentioned earlier in the earnings call, adjusted EBITDA for the March quarter exceeded our expectations by being down only 8.4% for the fourth quarter ended March 31, 2022, compared to being down 31% in the third quarter ended December 31, 2021. Over the past six months, we have seen double-digit percentage increases in general and administrative expenses year-over-year due to the intentional and strategic incremental investments in both headcount and infrastructure. We will continue making purposeful investments in the business to fuel and support future growth. We also expect to see a continued investment in capital expenditures to the tune of approximately $5 million in fiscal 2023, of which $4.2 million is incremental to the business.

We had $111 million in cash and cash equivalents and $32.5 million in inventory with no debt as of March 31, 2022. The Company continues to be committed to returning capital to our stockholders. As such, the Board of Directors declared a quarterly dividend of $0.30 per share on the Company’s common stock that will be payable on May 27, 2022, to shareholders of record at the close of business on May 20, 2022. Please note that the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

Now I’d like to hand the presentation back over to Matt.

Matt Hulett

Thanks, Bruce.

We embarked on a new journey eight months ago when I joined the Company. In evaluating and planning for our future, we want to first to re-examine how we saw ourselves as a culture and company and then we dealt into redefining our Company’s core purpose. We looked at where we excel today in the market and how we consistently solve our customers’ pain points and we use that as the starting place for our re-envisioning process. Through that work, we identified a clear market need to have a brand company focused on being THE trusted pet health expert. In many ways, we have served this function for our customers for over 26 years. If you think about it, selling prescription medication represents perhaps the most difficult corner of the pet ecosystem. It involves both collaboration with, and authorization from veterinarians - combined with dispensing controlled substances and complying with regulatory requirements, etc. In short, it’s hard.

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When you contact us either online or over the phone, we’re paying extra attention to your pets’ specific health needs with important in customer-specific details, like monitoring for drug interaction and ensuring the accuracy of your pet prescription. We now have the capability to extend those demonstrated competencies much further. To that end, I am pleased to unveil our new vision and mission. Our vision, every pet deserves to live a long happy healthy life. Our mission, PetMeds aims to be the most trusted pet health expert by providing incredible care and services that are affordable to the broadest group of pet parents. In order to realize this vision, we need to execute on our mission through the strategy I would like to share with you next.

Next slide please. We are now ready to talk about our long-term strategy to some degree of specifics. We have been hinting at a larger strategy since I started at the business just eight months ago. PetMeds is moving from being just a leading pet medication retailer to a market leader in expert pet health care. We have already been given permission by our customers over the last 26 years to be our pet parents’ trusted partner in caring for their pet. Pet parents are giving PetMeds permission to do more, and they want more. We have taken important steps towards executing on our long-term strategy, starting with the announcement that we made recently in the telemedicine space. The strategic pillars that we will be executing on are nutrition, medications, wellness and care with data both driving and being at the heart of our services.

Our recent announcement with Vetster is the first building block of our care offer. For instance, AutoShip is a fantastic program that allows pet parents to improve their pet’s care through cost savings, convenience and, most importantly, health compliance for their pet. But we think we can do more. In the future, we will be adding more capability and utility to this AutoShip service. Being the trusted pet health expert also means that we are not the same thing to all people. Like I said before, anyone can sell dog food, but that is a far different proposition than being the trusted health expert and consistently solving our customers’ individual and unique pet health and wellness needs.

On to the next slide so we can cover this recent partnership and announcement. We are really excited about telemedicine. We just announced a strategic new investment and partnership this quarter, including an exciting set of innovations that we think truly revolutionizes pet care. We announced a partnership with an early-stage venture capital-based company called Vetster. Vetster is a leading start-up in the pet space providing incredible services for both pets and vets. The company has led by a phenomenal team of seasoned and successful entrepreneurs. We are excited to offer what we think is the most advanced telemedicine platform on the planet. With this partnership, PetMeds leaps ahead of the other pet retailers and intermediaries and most importantly supports vets and pets like never before.

Now I’d like to provide an overview of the deal and deal structure. I have been intimating since I started at the Company that we are big believers in telemedicine. This deal is one of the many steps that PetMeds will be taking to cement our place as the go-to-expert pet health brand. PetMeds continues to have a strong balance sheet and we have indicated that we intend to put some of our $100 million-plus capital to work. This deal is evidence of that strategy, to not only make smart deals but to show management’s willingness quickly to turn PetMeds into a growth company. Here is an overview of our deal with Vetster. PetMeds is the exclusive pet medication provider to Vetster, and Vetster is the exclusive telemedicine provider to PetMeds, a $5 million investment and a minority stake at Vetster as part of the Series B round of funding, ability to grow PetMeds ownership share in the form of performance-based warrants, based on specific performance objectives, mutually exclusive long-term agreement to work together to build new distribution channels and never before seen customers experiences.

The technology and e-commerce integration provides a powerful combination that has never been introduced in the pet category. We see a panoply of upside in opportunities, including first mainstream launch - we believe we are the first company to introduce pet telemedicine into the mainstream connecting over two million pet parent customers with over 70,000 veterinarians in the PetMeds network. Close the loop - direct connect access to a telemedicine experience that closes the loop between the pet parent and a vet so that the prescription medication can be prescribed directly to a pet parent in many cases without the need of an in-office visit. New revenue streams - this partnership creates new revenue streams within PetMeds and the potential for new revenue streams from traffic driven from Vetster’s platform. Go-to-market acceleration - unique investment and partnership terms allow Pets to accelerate our go-to market on our new strategy. For example, PetMeds will leverage the Vetster platform to provide virtual vet clinic services embedded with our pet medication and retail platform directly into their platform. Climbing up the sales funnel - we believe that offering telehealth will enable us to acquire new customers and to create more incentives for PetMeds subscribers. PetMeds customers will be able to get instant care. Whether that is text or live video chat with your vet or any vet provider through an exclusive vet marketplace accessed on your smartphone or desktop 24/7. Veterinary alliance - we think that this partnership is a huge win for vets, too. We believe this partnership will allow us to provide attractive capabilities and additional revenue streams to our core vet network and beyond. Oh, and we also plan to dream up a bunch of new innovations that we’re not ready to talk about yet.

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The deal in the short term should do the following for the PetMeds’ business. Attracting new customers - adding more utility to our AutoShip capability will help us attract new customers through adding new and exclusive telemedicine and pet parent medical functionality. This will greatly differentiate us in the marketplace and allow us to not focus solely on pricing and discounts. Driving more subscribers - adding more utility, like I mentioned above, will also enable us to increase the acceleration of converting our existing customers to our subscription offering. Today, that number of 37%, and we would like to see that number exceed 50% in the full year 2023. Driving more prescription business - today, the process of getting pet authorization required our well-honed pharmacy to obtain an authorization from the pet parents veterinarian. While authorizations are high, we still lose some prescriptions due to the need to physically see a vet. With this technology, customers will be able to connect to their established vet for a virtual visit and subsequently have their prescriptions authorized. Additional revenue streams - we will be connecting pet parents to vets and we will be able to participate on a revenue share basis for each paid virtual vet appointment, both on the PetMed’s platform. In addition, PetMeds will participate in incremental Rx and OTC revenues that are booked through the Vetster platform. We have long thought that there was more we could do to support vets. PetMeds plus Vetster enables vet and vet clinics to have the flexibility to work whenever and wherever they want. Quality pet health care will literally now be at the fingertips of PetMeds pet parents.

I have talked about how our network of over 70,000 vets is a strategic asset. We hope to turn that asset into a partnership that helps the vet community by allowing more productivity, flexibility and more revenue for our vet partners. We’ve been very intentional about continuing to build our vet relationships. We believe that this is a real game changer for vets, pets and pet parents. Our combined goals to make quality pet health care more accessible, affordable and available to pet parents and pets everywhere. We believe pet telemedicine will be as big a trend as it is in human health care, and we are excited about the possibilities that this partnership will unlock for all of our shared stakeholders.

We see a great future in adding more health and wellness services to our business and especially growing our e-commerce subscription base well beyond our current levels. We have a lot left to do, and growing our new customers is certainly a huge focus for the Company. I hope this level of detail and transparency demonstrates our confidence in the future of the business, while also providing some insight into the associated investment costs and activities, as they are reflected in our operating results.

This ends our prepared remarks. Operator, we are now ready to take questions.

Operator

Thank you. The first question is from the line of Erin Wright with Morgan Stanley. Please proceed with your question.

Erin Wright

Great. Thanks for taking my questions here.

What are you seeing, quarter to date, in terms of demand trends in the progression of the flea and tick season that you said it was off to a somewhat slower start here, but should we anticipate a meaningful bolus here associated with parasiticides in the current quarter? How do you anticipate that playing out from what you’re seeing? Thanks.

Matt Hulett

Bruce, do you want to take that, and I can follow?

Bruce Rosenbloom

Sure. Erin, how are you doing? As we mentioned during the quarter, we started out very strong. Obviously, once we hit March, we definitely saw a drop in demand unlike what we saw on the previous March 2021. We’ve also have gotten similar information for manufacturers of this slow flea and tick season. So that’s something that I think all of us have had seen. In the past, we’ve gone through delays in the season. Our season coming early in the year. I would say that, traditionally, it’s a six-month period. In the past, it has extended. We’ll just have to see how it plays out in the current quarter and—but yes, we definitely saw that in March and we’ll see how it shakes out for the June quarter.

Exhibit 99.1 Page 7 of 11

Matt Hulett

Yes, the only thing I’ll add is…

Erin Wright

Okay.

Matt Hulett

The only thing I’d add to that, Bruce, to what Bruce said is we do have a concentration of flea and tick and heartworm. And so, we are feeling quite confident that clients we’re starting to even out in January and February and so unfortunately you can’t control the weather. I mean, we do have category concentration of those areas. So we’re confident that we have a very long loyal returning base. So when the earth heats up, we anticipate that reorders will kind of get back to where we expected them.

Erin Wright

Okay, and then two quick follow-ups here. Given some of the initiatives around advertising and the spend for the quarter, how should we be thinking about advertising spend in Fiscal 2023? I mean, should we anticipate a step-up from here as a percentage of sales in the coming quarters? I guess help us frame that in terms of how you’re thinking about advertising spend. And then in terms of the telemedicine partnership, can you describe a little bit more on the financial contributions for you and will this be material for you, near term? Thanks.

Matt Hulett

Yes, I’ll take the last question first, and then throw it over to Bruce. I think on the telemedicine piece, it is a pretty exciting opportunity since we are in the prescription space as a core offering to consumers. Obviously, we want to be in front of that trend of having consumers literally at their fingertips, have the ability to connect to a vet either on their desktop or on their mobile device and have prescriptions delivered to their to their doors. We aren’t really guiding to ho big this opportunity is, it’s really, really new. The VCPR realizations which connect the consumer with a vet are relatively new as well. We see the regulations loosening over time. And that we see more demand for consumers. So we’re not really guiding per se and we love to excite from the upside as this partnership develops. Partnerships are very hard to forecast, as you know, but we’re very excited about it, and we think this is the best team in the pet telemedicine space in Vetster. This is a seasoned team that we’ve started to get to know very well. They come highly recommended from the travel space, and they know marketplace is extremely well and that had multiple successes of building out marketplaces. So we’re highly confident that this is the right team and product and business model for us to put our bet around and to start growing demand around.

On the — the other comment. Bruce, do you want to take that? And I’ll follow.

Bruce Rosenbloom

Sure. As far as advertising, so for the quarter, advertising was down about $800,000 or about 20% from where we were last year. And I would say that we were somewhat on target to spend somewhat similar to where we spent in the previous year. Obviously, the slow start to season, we pared back our spend due to that, and we expect to spend probably similar to what you saw last year, but we expect to be more, much more, efficient with our spend and these areas that we can lean in that are producing a much better return obviously we’ll take advantage of that when we see it.

Matt Hulett

Yes, the only thing I’d add to that too. It’s exactly right, is we want to make sure we were spending money when there is demand because consumers we’re pairing back flea and tick and heartworm. We decided not to accelerate that. The other thing that we decided to do is introduce this LTV to CAC number in the 2.5x that you saw. That could — that could change over time, as we start to in front invest. We want to be very smart about how we scale or demand, 2.5 may be on the high end. It could be lower than that and just depends on the types of consumers that we’re finding and where we think where there’s a spot to invest. So that gives you some direction of where we’re going, but it should be higher than you’ve seen in the past, but we’re going to be very performance oriented around that the 2.5x that is a pretty efficient LTV to CAC. I think that might move around a little bit.

Exhibit 99.1 Page 8 of 11

Erin Wright

Okay, great. Thank you so much.

Operator

The next question comes from the line of Corey Grady with Jefferies. Please proceed with your question.

Corey Grady

Hi, thanks for taking my questions.

I wanted to follow-up on the new marketing strategies and partnership and maybe can you spend a little more time talking about areas where you’re seeing signs of validation in terms of return in areas where you are continuing to test?

Matt Hulett

Hi, thanks for the question, and I’ll jump in on this one.

Yes. Again, I want to remind you and I think you know that we after our discussions that much of what we’ve done to date has been really building kind of a basis, a platform for growth. As you can recall last quarter, we had some inefficiencies, we implemented new marketing operations technology, new marketing partners. And we’ve been really testing a lot. We’ve been testing new customer segments that are going to be younger, more digital native, and I think the headline is we’re seeing a lot of interest pet health expert strategy standing for something that’s more positioned around your pet health versus kind of a broader play with everything store for a pet.

Really, consumers are responding to that. So we’re going to adjust our positioning in our creative around that game, and we’re starting to see some early positive signals around that. And as that starts to scale, I think our media mix will scale. I think with the way we spend our dollars will definitely scale and will scale profitably. I would like to point out there is a 1,000 out of the 3,000 Russell 3,000 companies that are not profitable. We tend to grow profitably and find that new customers, and like I said on the earnings call, really, customers understand that PetMeds stands for pet health care, and I think that’s really exciting proposition for customers.

Corey Grady

Got it. That’s helpful. And then I was wondering for my second question if you could quantify the sales impact from that whether the flea and tick season. And then how did results for the quarter in terms of sales composition reorder versus new order, how does that compare to your expectations coming into the quarter?

Matt Hulett

I’ll start, and then, Bruce, do you want to finish?

Bruce Rosenbloom

Sure.

Matt Hulett

Yes. As we said on the earnings call, January and February were trending, actually, to where we wanted to. We started to see the evening out of those comps. It was a really important metric for us and I think we’ve been really transparent about net new customer growth has been an issue for the Company for a while, something that we’re going to continue to work on and we’re actually pretty optimistic that that will improve. And unfortunately, March was just colder than anticipated. So we were anticipating returning customers to be more flat year-over-year than what you saw.

Bruce, do you want to add any other color to that?

Exhibit 99.1 Page 9 of 11

Bruce Rosenbloom

I would say that I think, obviously, the surprise in March. I mean, we look at the two Marchs, the season was really strong last year. So our reorder numbers were much higher. I would just say that you’re comparing two totally different Marchs between early on-time season versus a delayed season. And so, you have those two dichotomies there. But again, I think reorders we’re probably out of the two. The reorders were probably more affected from the delay in season than when what we would expect to going into March quarter.

Corey Grady

Got it. Thank you.

Operator

The next question comes from the line of David Maley with 1102 Partners. Please proceed with your question.

David Maley

Hi, Bruce. Hi, Matt.

You mentioned that the Vetster deal is the first of many transactions, should we expect transactions of similar size, or is it likely that there might be something that’s much bigger down the road? And I guess if so, would that be the deal that would lead you to eventually pare the dividend?

Matt Hulett

Thanks. To answer your question, I think there’s two parts to that obviously. I’ll take the first part, and then I’ll take the second part.

The capital allocation side is we have a lot of cash, and the cash hasn’t really been put to use, and so as we fill out those puzzle pieces that I mentioned on the call around care, around wellness, diet, medication, we think we’re pretty good at medication and there’s other areas where really need to fill in. And what’s driving that is really our customers really want to have more products. They want more basket from us. They want more services that are aligned around pet health, and that’s driving really some of our thoughts around how to accelerate, whether it’s an investment, M&A, or an investment partnership that you saw in Vetsters. So we’re going to continue to look at those types of opportunities.

Things that we discussed in earnings calls like insurance certainly lead to more of a partnership type of profile. But certainly, we’re open to M&A as well. As asset prices start to settle down, the economy starts to change, I think there could be some more buying opportunities there. But we’re open to filling in those puzzle pieces using cash.

On the dividend side, we have a commitment to the dividend. One of the things that we’re looking at as a management team that we discussed all the time as new customer growth starts to get figured out and we have better calculus around that, we understand the types of recurring customer acquisition. We can start driving. That’s probably the time that we start discussing how fast we want to grow the Company. But as you know, we’ve struggled with, new customer growth and so we’ve decided to support the dividend, and we’ve also decided to also not grow the Company unprofitably. We are not deciding to take this business down to a profitable—an unprofitable business, which a lot of e-commerce companies have decided to do. And I should think that could be a problem as you start entering into some of these more difficult periods that we’re starting to see now. In short, we’re going to support the dividend. We’re certainly having conversations with the Board all the time, but we’re actually excited about growing through investments through partnerships and M&A and we generate a lot of cash. So there is an opportunity for us to do both.

The good news about the pet health space is there’s a lot of companies, there’s a $100 billion space, and there’s a lot of companies that want to work with us. Like I said on the call, there’s not many pet prescription companies, and a lot of folks want to work with us, and it gives us an opportunity to generate terms like you saw in the Vetster deal that are probably a little bit more unusual than you’ve seen somewhere else, with the performance warrants. So that’s a long-winded answer to look when we decided that we can really ramp new customer growth, we’ll certainly discuss at the Board. Until then, there’s a lot of opportunity for us to find inorganic or semi-organic growth through partnerships. I hope that answers your question. If not, I can keep going.

Exhibit 99.1 Page 10 of 11

David Maley

Yes, no, that’s good, that’s good color. Really appreciate it. Thank you.

Matt Hulett

Great question. Thank you.

Operator

There are no further questions at this time. I will now turn the presentation back to the host.

Matt Hulett

Thank you, Operator.

As you just heard, the future of PetMeds is much broader than just the prescription e-commerce company. We are building our strategy out and working hard to transform into a broader e-commerce and subscription brand that reflects and leverages our status as the trusted pet health experts.

I will continue to detail our progress and look forward to providing you with updates in the not-too-distant future.

As always, thank you to all of our employees, customers, partners, suppliers and investors for your continued confidence and support.

Thank you for listening in.

Operator, this ends the conference call.

Operator

That does conclude today's conference. We thank you for your participation and ask that you please disconnect your line.

Exhibit 99.1 Page 11 of 11